EXHIBIT 10.18

December 1, 2011

Charles “Chuck” Hrushka
549 Hardage Trace NW
Marietta, Georgia 30064

Dear Mr. Hrushka:

We are pleased to extend an offer of employment to you with Pernix Therapeutics.  You are being offered a full-time position as Vice President of Sales and Marketing. You will be expected to work a minimum of forty (40) hours per week and you will be compensated on a semi-monthly basis, on the 15th and last day of each month.  Your salary is as follows:

•	Base salary will be set at $175,000 per year.
•	Monthly car allowance of $750 to be reduced or increased from time to time as the CEO deems appropriate.
•	Annual bonus, if deemed appropriate by Pernix’s compensation committee, will be based on company and individual performance.
•	Reasonable moving expenses based on the lowest of three independent quotes.
•
Contingent upon the successful acquisition of a certain gastroenterology product, you will receive a stock option award of 50,000 options awarded on the first day following the successful acquisition of this product that vest ratably over three years and expire 10 years from the date of the award.

•
Contingent upon the successful acquisition of this product, upon termination, without cause (as defined on Exhibit A), you would be eligible for severance equivalent to one year of annual salary at your then current rate and the cash equivalent of one year of your health benefits.  This severance would be paid out in equal semi-monthly payments over the term of the severance period (one year).

You will be eligible for health insurance, dental insurance, life, short term and long term disability insurance on the first day of the month following one month of consecutive employment.  Dependent Medical and Dental insurance is available for your dependents.   You are eligible for our 401k plan upon completion of the requirements listed in the Employee Handbook.  Please read, sign and return the acknowledgement located on the last page of the handbook (provided separately).

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees.  Therefore, you may be required to complete the I-9 form upon hire.  Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

As with all potential employees, you will undergo a background check and you will be required to take a drug screening test which will be conducted in accordance with applicable federal, state and local laws.  Your employment is contingent on successful completion of your drug screening and background checks.

Your official employment begins on December 5, 2011 and you will receive your first paycheck on approximately December 15, 2011.  If you have any questions concerning the above details, please contact me immediately at 225-647-3002.

Sincerely,

/s/Cooper Collins
Cooper Collins
President and CEO

I have read and accept the terms of this employment offer from Pernix Therapeutics.

ACKNOWLEDGEMENT

/s/Charles Hrushka
Charles Hrushka

12/1/11

Date

EXHIBIT A

Additionally, Employer shall have the right to terminate Employee’s employment for Cause at any time and without prior notice and without payment of any severance allowance or further compensation beyond the date of termination.  Any amount owed to the Employee shall be paid to him within thirty (30) days following the termination of his employment (unless a lesser period of time is required by applicable law or a greater period of time is required by Section 409A).  For purposes of this Agreement, “Cause” shall include: (i) fraud, libel, slander, dishonesty, or any other act by Employee that is detrimental to Employer or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of Employee’s obligations hereunder, and (B) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (ii) failure by Employee to comply with applicable laws or governmental regulations with respect to Employer’s operations or the performance of Employee’s duties; and (iii) failure by Employee to perform the duties and responsibilities as may be assigned or delegated, from time to time, to Employee by Employer.